Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-107731 and Registration No. 333-113661) and Form S-8 (Registration No. 333-104475) of Friedman, Billings, Ramsey Group, Inc. of our report dated March 15, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Baltimore, Maryland

March 16, 2006